Exhibit 99.1

LMP Automotive Holdings, Inc. Announces the Acquisition of 9 Southeast Dealerships Including 10 New Vehicle Franchises

September 1, 2020

•	Expands LMP’s e-commerce, sales, subscription and fufillment footprint in the Southeast market as we roll-out our hybrid e-commerce home delivery, site-to-store, and ship-from-store delivery strategies for our customers
•	Expected to add approximately $320 million in annual revenue in 2021 and combined with the Southeast Toyota dealership acquisition previously announced on July 17, 2020, $435 million in annual revenue in 2021
•	Expected to be accretive to 2021 earnings by $5.3 million or $.53 per share in 2021 inclusive of synergies, combined with the Southeast Toyota dealership previously announced on July 17, 2020, $9.3 million or $.92 per share in 2021
•	The acquisitions are expected to close on or before December 31, 2020 funded through a combination of LMP’s balance sheet and financing

PLANTATION, FL / GLOBE NEWSWIRE /September 1, 2020/ LMP Automotive Holdings, Inc. (NASDAQ:LMPX) (the "Company" or “LMP”), an e-commerce and facilities-based platform for consumers who desire to buy, sell, subscribe for or finance pre-owned and new automobiles, today announced the acquisition of 9 Southeast Dealerships Including 10 New Vehicle Franchises.

Richard Aldahan, the Company’s Chief Operating Officer stated,

"We are thankful to both the LMP and our counter party employees and professionals who have worked tirelessly over the last few months on this transaction. The talent in both organizations and the resilience of our business model will put us in a position to become a stronger and more diversified company. I am pleased to welcome all our new future colleagues and look forward to working and growing together as we roll-out our hybrid e-commerce home delivery, site-to-store, and ship-from-store delivery strategies."

Aldahan concluded,

“The operating assets to be acquired include an 85% interest in 5 new vehicle franchises and 3 pre-owned centers, all of which are located in the attractive West Virginia market, as well as a 100% interest in 4 new vehicle franchises in the Tennessee market: 1 Subaru,1 Hyundai, 1 KIA, 2 Chevrolet, 2 GMC, 1 Cadillac, and 2 Buick. These clustered locations combined with our current operations and previously contracted acquisition provide for reconditioning, service, logistical and fulfillment efficiencies which are important cost saving components in e-commerce, sales and distribution. With these and our previously announced acquisition, including our current operations, we expect to have approximately 2,000 vehicles exposed and available online on our platform to our customers”

Sam Tawfik, the Company's Chairman and Chief Executive Officer stated,

“We are excited to expand our fulfillment footprint in this Eastern United States region which is in line with our hybrid e-commerce and dealership clustering strategy. We are looking forward to enabling our subscription and e-commerce technology over these dealer platforms in order to further expand our online fulfillment presence and add to their historical success.”

Mr. Tawfik also added,

“As we have mentioned previously, we are seeing a robust acquisitions market and have a pipeline of prespective acquisitions that we are in active negotiations with. We intend to continue to build our pipeline of prospective dealership acquisitions and intend on accelerating our acquisition strategy moving forward. LMP plans on adding 30 to 40 dealerships in 2021 that could contribute $5 to $7 per share in additional net income, expand our e-commerce fulfillment presence, provide efficiencies as well as increase our inventory exposed in our lmpmotors.com online store.”

About LMP Automotive Holdings, Inc. – “Buy, Subscribe, Sell and Repeat.”

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) describes its business model as “Buy, Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Subscribe” to our customers by allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile. Our subscription plans offer the flexibility to upgrade your vehicle to a more premium model or downgrade for a lesser cost model when you like. We “Sell” our inventory, including automobiles previously included in our subscription programs, to customers as well, and then we “Repeat” the whole process.

Media Contact:

John Mattio

President and Founder

Lamnia International

(203) 885-1058

jmattio@lamniacom.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.